Century Communities Reports First Quarter 2017 Results

- Home Sales Revenues increased 25% to $226.4 Million -

- Net New Home Contracts Increased 21% to 957 Contracts –

- Net Income Increased 10% to $8.8 million or $0.40 Per Share -

- Announced Agreement to Merge UCP, Inc. into Century Communities to Create a Leading U.S. Homebuilding Platform with Approximately 25,000 Lots in 10 States -

Greenwood Village, Colorado (May 4, 2017) – Century Communities, Inc. (NYSE: CCS), a top-25 U.S. homebuilder of single-family homes, townhomes and flats in select markets, today announced financial results for its first quarter ending March 31, 2017.

First Quarter 2017 Highlights Compared to First Quarter 2016

•	Net income increased 10% to $8.8 million, or $0.40 per share
•	Home sales revenues rose 25% to $226.4 million
•	Net new home contracts increased 21% to 957 contracts
•	Home deliveries increased 13% to 608 homes
•	Average home sales price increased 11% to $372,400
•	Adjusted homebuilding gross margin increased 23% to $49.1 million
•	Adjusted EBITDA was up 13% to $19.2 million
•	Backlog dollar value improved 21% to $436.0 million
•	Completed successful offering of an additional $125 million of its 6.875% senior notes due 2022

Dale Francescon, Co-Chief Executive Officer of the Company, stated, “During the first quarter of 2017 we grew net new contracts, deliveries, revenues and net income by double digit percentages, reflecting our ability to capitalize on our diverse and expanded scale. Our planned merger with UCP is an exciting next step for Century which will further augment our growth and the trajectory of our multi-market strategy while fueling even greater returns on equity as we combine our two highly complementary businesses.”

Rob Francescon, Co-Chief Executive Officer of the Company, stated, “We continue to carefully balance growth and costs in order to maximize profits and shareholder returns. Our notable G&A investments in the first quarter were in line with expectations to support the ramp up of our homebuilding divisions in North Carolina and Utah, along with our recently started financing division, which are all progressing according to plan. We look forward to integrating UCP with our Company to create a leading homebuilder with significant national scale. Our strengthened presence in the Southeast and expansion into the West Coast, along with wider product offerings across the full buyer segment spectrum, will serve as a catalyst for continued growth and success.”

First Quarter 2017 Results

Net income for the first quarter 2017 was $8.8 million, or $0.40 per share, compared to $8.0 million, or $0.38 per share, for the prior year quarter. The improvement in net income was primarily attributable to an increase in home sales revenues and homebuilding gross margin and a lower Income tax rate.

Home sales revenues for the first quarter 2017 increased 25.0% to $226.4 million, compared to $181.1 million for the prior year quarter. The growth in home sales revenues was primarily due to an increase of 12.8% in homes delivered to 608, compared to 539 in the prior year quarter, and a higher average selling price of homes delivered of $372,400, compared to $336,000 in the prior year quarter.

Homebuilding gross margin percentage in the first quarter 2017 was 19.5%, as compared to 20.3% in the prior year quarter. Adjusted homebuilding gross margin percentage, excluding interest and purchase price accounting, was 21.7%, compared to 22.1% in the prior year quarter, largely due to product and geographical mix, along with higher costs across U.S. homebuilding markets. SG&A as a percent of home sales revenues was 14.7%, mainly as a result of numerous investment initiatives to support growth objectives in 2017.

Net new home contracts in the first quarter 2017 increased to 957 homes, an increase of 21%, compared to 794 homes in the prior year quarter, largely attributable to stronger demand trends in most divisions, driving an overall increase in absorption rates. At the end of the first quarter 2017, the Company had 1,098 homes in backlog, representing $436.0 million of backlog dollar value, compared to 969 homes, representing $361.3 million of backlog dollar value in the prior year quarter.

Balance Sheet and Liquidity

In January 2017, the Company successfully completed an offering of an additional $125 million of its 6.875% senior notes due 2022 at an offering price of 102% plus accrued interest from November 15, 2016. The senior notes were additional notes issued under the indenture pursuant to which the Company’s existing outstanding $260 million aggregate principal amount of 6.875% senior notes due 2022 were issued. The new and existing senior notes totaling $385 million have identical terms and are treated as a single class under the indenture. The Company used the net proceeds from the offering for the repayment of outstanding indebtedness under its revolving credit facility.    During the quarter, we were able to issue approximately 638,535 shares under our ATM for $15.5 million or $24.23 per share.

As of March 31, 2017, the Company had total assets of $1.0 billion and inventories of $884.1 million. Liabilities totaled $529.6 million, which included $448.0 million of long-term debt. As of March 31, 2017, the Company had $335.0 million of availability under its credit facility.

Full Year 2017 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “We are encouraged by the momentum of our business during the first quarter and the expectation of continued success throughout 2017. Based on our current market outlook, we continue to expect home deliveries to be in the range of 3,000 to 3,300 homes and our home sales revenues to be in the range of $1.0 billion to $1.2 billion. We continue to expect our active selling community count to be in the range of 90 to 100 communities at the end of the full year 2017. Our outlook does not yet include any impact from our planned business combination with UCP.”

Recent Events

Business Combination with UCP

On April 11, 2017, the Company announced that it had entered into a definitive agreement pursuant to which UCP, Inc. (NYSE: UCP) will be merged into the Company in a transaction with an aggregate value of $336 million, including the payment of certain indebtedness. The combined company will have an equity market capitalization of over $700 million and an enterprise value of over $1.3 billion. The combined company will operate in 10 states, 17 markets and 117 communities, with revenues of more than $1.3 billion and inventories of more than $1.2 billion (calculated on a pro forma basis at or for the year ended December 31, 2016). The transaction is expected to close by the end of the third quarter of 2017, subject to customary closing conditions, including the adoption of the merger agreement by UCP’s stockholders.

In the merger, each outstanding share of UCP common stock will be converted into the right to receive $5.32 in cash and 0.2309 of a newly issued share of Century common stock. Century stockholders would own, on a pro forma basis, approximately 83.6% of the combined company.

Additional Information and Where to Find It

In connection with the offering and sale of shares of Century common stock in the merger, Century will file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”), which will include a prospectus with respect to the shares of Century common stock to be issued in the merger and a preliminary and definitive proxy statement for the stockholders of UCP, Inc. (the “Proxy Statement”), which UCP, Inc. will mail to its stockholders. The Registration Statement and the definitive Proxy Statement will contain important information about the merger and related matters. Investors and stockholders are urged to carefully read the Registration Statement, the Proxy Statement and any other relevant documents filed with the SEC, and any amendments or supplements to those documents, when they become available, because they will contain important information about Century, UCP, Inc., and the proposed merger. Investors and stockholders will be able to obtain copies of the Registration Statement, the Proxy Statement and other documents filed with the SEC by Century and UCP, Inc. (when they become available) free of charge at the SEC’s website, www.sec.gov. In addition, copies (when they become available) will be available free of charge by accessing Century’s website at www.centurycommunities.com, then clicking on the “Investors” link, then clicking on “Financial Information” and then clicking on the “SEC Filings” link.

Conference Call

The Company will host a webcast and conference call on Thursday, May 4, 2017 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s first quarter 2017 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through June 4, 2017, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13658883.

About Century Communities

Founded in 2002, Colorado-based Century Communities is a builder of single-family homes, townhomes and flats in select major metropolitan markets in Colorado, Georgia, Nevada, Texas, Utah, and North Carolina. The Company offers a wide variety of product lines and is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of homes.  The Company also offers title and lending services in select markets through its Parkway Title and Inspire Home Loan subsidiaries. Century Communities is a top-25 U.S. homebuilder based on homes delivered. To learn more about Century Communities please visit www.centurycommunities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s Annual Report on Form 10-K for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenues
Home sales revenues	$226,420	$181,081
Land sales and other revenues	1,896	3,015
	228,316	184,096
Financial services revenue	—	—
Total revenues	228,316	184,096
Homebuilding Cost of Revenues
Cost of home sales revenues	(182,324)	(144,353)
Cost of land sales and other revenues	(1,144)	(2,542)
	(183,468)	(146,895)
Financial services costs	(754)	—
Selling, general, and administrative	(33,212)	(25,185)
Equity in income of unconsolidated subsidiaries	1,255	—
Other income (expense)	(86)	413
Income before income tax expense	12,051	12,429
Income tax expense	(3,252)	(4,446)
Net income	$8,799	$7,983

Earnings per share:
Basic	$0.40	$0.38
Diluted	$0.40	$0.38
Weighted average common shares outstanding:
Basic	21,512,289	20,626,451
Diluted	21,722,540	20,645,247

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	March 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$23,465	$29,450
Cash held in escrow	17,216	20,044
Accounts receivable	7,037	5,729
Inventories	884,072	857,885
Prepaid expenses and other assets	40,259	40,457
Property and equipment, net	11,365	11,412
Investment in unconsolidated subsidiaries	18,680	18,275
Amortizable intangible assets, net	2,567	2,911
Goodwill	21,365	21,365
Total assets	$1,026,026	$1,007,528
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$8,280	$15,708
Accrued expenses and other liabilities	72,883	62,314
Deferred tax liability, net	450	1,782
Notes payable and revolving line of credit	447,948	454,088
Total liabilities	529,561	533,892
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 22,291,222 and 21,620,544 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	223	216
Additional paid-in capital	369,590	355,567
Retained earnings	126,652	117,853
Total stockholders' equity	496,465	473,636
Total liabilities and stockholders' equity	$1,026,026	$1,007,528

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended
	March 31,

	2017	2016	% Change
Atlanta	388	382	1.6%
Central Texas	85	48	77.1%
Colorado	290	236	22.9%
Houston	30	27	11.1%
Nevada	150	101	48.5%
Utah	14	—	NM
Total	957	794	20.5%

NM – Not meaningful

Home Deliveries

(dollars in thousands)

	Three Months Ended March 31,
	2017		2016		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
Atlanta	250	$301.6	254	$254.0	(1.6)%	18.7%
Central Texas	56	462.7	61	445.1	(8.2)%	4.0%
Colorado	186	460.2	157	438.5	18.5%	4.9%
Houston	13	320.2	27	276.8	(51.9)%	15.7%
Nevada	98	341.0	40	327.1	145.0%	4.2%
Utah	5	388.9	—	—	NM	NM
Total / Weighted Average	608	$372.4	539	$336.0	12.8%	10.8%

Century Communities, Inc.

Homebuilding Operational Data

Selling Communities

	As of March 31,		Increase/(Decrease)
	2017	2016	Amount	% Change
Atlanta	35	33	2	6.1%
Central Texas	14	13	1	7.7%
Colorado	20	25	(5)	(20.0)%
Houston	8	8	—	—%
Nevada	9	8	1	12.5%
Utah	2	—	2	NM
Total	88	87	1	1.1%

NM – Not meaningful

Backlog

(dollars in thousands)

	March 31,
	2017			2016			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
Atlanta	407	$127,945	$314.4	411	$113,249	$275.5	(1.0)%	13.0%	14.1%
Central Texas	165	81,986	496.9	96	46,451	483.9	71.9%	76.5%	2.7%
Colorado	334	154,758	463.3	341	158,777	465.6	(2.1)%	(2.5)%	(0.5)%
Houston	32	9,676	302.4	31	11,250	362.9	3.2%	(14.0)%	(16.7)%
Nevada	142	54,478	383.6	90	31,571	350.8	57.8%	72.6%	9.4%
Utah	18	7,160	397.8	—	—	—	NM	NM	NM
Total / Weighted Average	1,098	$436,003	$397.1	969	$361,298	$372.9	13.3%	20.7%	6.5%

NM – Not meaningful

Lot Inventory

	March 31,
	2017			2016			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

Atlanta	3,264	2,063	5,327	3,016	2,587	5,603	8.2%	(20.3)%	(4.9)%
Central Texas	1,152	2,065	3,217	1,181	462	1,643	(2.5)%	347.0%	95.8%
Colorado	2,515	2,288	4,803	2,901	754	3,655	(13.3)%	203.4%	31.4%
Charlotte	79	1,233	1,312	—	—	—	NM	NM	NM
Houston	649	679	1,328	248	175	423	161.7%	288.0%	213.9%
Nevada	1,499	376	1,875	1,864	—	1,864	(19.6)%	NM	0.6%
Utah	155	837	992	—	—	—	NM	NM	NM
Total	9,313	9,541	18,854	9,210	3,978	13,188	1.1%	139.8%	43.0%

Century Communities, Inc.

Earnings Per Share

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Numerator
Net income	$8,799	$7,983
Less: Undistributed earnings allocated to participating securities	(117)	(232)
Net income allocable to common stockholders	$8,682	$7,751
Denominator	—	—
Weighted average common shares outstanding - basic	21,512,289	20,626,451
Dilutive effect of restricted stock units	210,251	18,796
Weighted average common shares outstanding - diluted	21,722,540	20,645,247
Earnings per share:
Basic	$0.40	$0.38
Diluted	$0.40	$0.38

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Gross Margin from Home Sales Excluding Interest and Purchase Price Accounting for Acquired Work in Process Inventory

(in thousands)

	Three Months Ended March 31,
	2017	%	2016	%

Home sales revenues	$226,420	100.0%	$181,081	100.0%
Cost of home sales revenues	(182,324)	80.5%	(144,353)	79.7%
Gross margin from home sales	44,096	19.5%	36,728	20.3%
Add: Interest in cost of home sales revenues	4,956	2.2%	3,067	1.7%
Adjusted homebuilding gross margin excluding interest	49,052	21.7%	39,795	22.0%
Add: Purchase price accounting for acquired work in process inventory	13	0.0%	136	0.1%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$49,065	21.7%	$39,931	22.1%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, and (v) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. We believe adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

(in thousands)

	Three Months Ended March 31,
	2017	2016	% Change
Net income	$8,799	$7,983	10.2%
Income tax expense	3,252	4,446	(26.9)%
Interest in cost of home sales revenues	4,956	3,067	61.6%
Interest expense	1	2	(52.3)%
Depreciation and amortization expense	1,383	1,404	(1.5)%
EBITDA	18,391	16,902	8.8%
Purchase price accounting for acquired work in process inventory	13	136	(90.5)%
Purchase price accounting for investment in unconsolidated subsidiaries outside basis	825	—	NM %
Adjusted EBITDA	$19,229	$17,038	12.9%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Net Debt to Net Capital

The following table presents our ratio of net debt to net capital, which is a non-GAAP financial measure.  We calculate this by dividing net debt (notes payable and revolving line of credit less cash held in escrow and cash and cash equivalents) by net capital (net debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	March 31,	December 31,
	2017	2016
Notes payable and revolving line of credit	$447,948	$454,088
Total stockholders' equity	496,465	473,636
Total capital	$944,413	$927,724
Debt to capital	47.4%	48.9%

Notes payable and revolving line of credit	$447,948	$454,088
Cash held in escrow	(17,216)	(20,044)
Cash and cash equivalents	(23,465)	(29,450)
Net debt	407,267	404,594
Total stockholders' equity	496,465	473,636
Net capital	$903,732	$878,230

Net debt to net capital	45.1%	46.1%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com